                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made effective as of the 17th day of June 2002 by and between EPICEDGE, INC. ("the Company"), of 5508 Highway 290 West, Suite 300, Austin, Texas 78735 and ROBERT A. JENSEN ("the Executive"), of 5608 Van Winkle Lane, Austin, Texas 78739-1692.

      WHEREAS, the Company is engaged in the business of computer software and consulting; and

      WHEREAS, the Company desires to have the services of the Executive; and

      WHEREAS, Executive is willing to be employed by the Company;

      NOW, THEREFORE, in consideration of the premises set forth herein, the parties hereto agree as follows:

      1. EMPLOYMENT. The Company shall employ Executive as Chief Operating Officer/Chief Financial Officer to provide services to the Company. Executive accepts and agrees to such employment, subject to the general supervision, advice and direction of, the CEO and the Board of Directors. Executive shall have the normal duties, responsibilities, and authority of the Chief Operating Officer/Chief Financial Officer. Executive shall also perform (i) such other duties as are customarily performed by an executive in a similar position, and
(ii) such other and unrelated services and duties as may be reasonably assigned to Executive from time to time by the Company.

      2. BEST EFFORTS. Executive shall report to the Chief Executive Officer and agrees to perform faithfully, industriously, and to the best of Executive's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Company may require from time to time.

      3. COMPENSATION. As compensation for the services provided by Executive under this Agreement, the Company will pay Executive an initial annual salary of $175,000. This amount shall be paid semi-monthly. Executive is also eligible for annual cash bonuses of up to 50% of base salary, based on achieving certain objectives as established and evaluated by the CEO. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Executive shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Executive has not yet been paid.

Subject to approval by the Company's Board of Directors and shareholders, Executive will be eligible to participate in a bonus pool (the "Bonus Pool"). Executive will be eligible for 6.25% of the Bonus Pool, which will vest 30% after 12 months of employment with the remaining 70% fully vesting at liquidation. The exact terms of the Bonus Pool shall be contained in the definitive documents representing the Bonus Pool, and such documents shall be subject to the approval of the Company's Board of Directors, in addition to approval by the Company's shareholders at the next shareholder meeting. The final terms of Executive's participation shall be subject to the completion of the final documentation and the approvals listed above. This Amendment, in its entirety, shall be null and void if completion of the final documentation and the approvals listed above are not completed.

      Additionally, Executive will receive a one-time stock option grant of 645,000 shares of shares with vesting in 1/3 increments each year for three years as governed by the 2002 Stock Option Plan.

      4. VACATION. Executive is entitled to twenty (20) days of paid time off. Paid time off includes sick, vacation, and personal time off.

      5. HOLIDAYS. Executive is entitled to the eight (8) standard paid holidays.

      6. BENEFITS. Executive is entitled to participate in all the Company's employee benefits plans as offered by the Company and for which all company employees are generally eligible.

      7. TRAINING. The Company shall provide for training it deems appropriate for the Executive to perform the expected duties during the term of this Agreement. Should the Executive terminate this Agreement within the first twelve
(12) months of employment, the Executive agrees to reimburse the Company for fees paid by the Company to outside agencies for training of the Executive.

      8. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH COMPANY POLICY. The Company will promptly reimburse Executive for "out-of-pocket" expenses in accordance with Company policies.

      9. NON-COMPETE; NO INTERFERENCE WITH THE BUSINESS OF THE COMPANY.

      (a) Non-Compete Agreement. Recognizing that the Company's Confidential Information constitutes a special and unique asset of the Company, Executive agrees and covenants that during the term of this Agreement and for a period of six (6) months following the effective date of notification of the termination of this Agreement, whether such termination is voluntary or involuntary, Executive shall not, anywhere in the United States, directly or indirectly engage in any business competitive with the Company without the written consent of an officer of Company. "Directly or indirectly engaging in any business competitive with the Company" includes, but is not limited to: (i) being employed by, serving as director of, consultant or advisor to, owning or otherwise being connected with, any entity primarily engaged in providing services or products substantially similar to any services or products provided, developed or under development by the Company, that requires Executive to use or disclose any of the Company's Confidential Information or trade secrets, whether as an employee, consultant, independent contractor or otherwise;
      (ii) soliciting or providing competitive services or products to any customer that the Executive performed work for at the direction of the Company in the six (6) month period immediately preceding the effective date of the termination of this Agreement; or (iii) making or holding any investment in any business that competes directly with the Company, whether such investment be by way of loan, purchase of stock or otherwise. Executive acknowledges and agrees that this covenant not to complete is reasonable with respect to the scope of activities to be restrained, the geographic area covered, and the duration of time that is a part of said covenant. Executive also acknowledges and agrees that this covenant will not preclude him/her from becoming gainfully employed following termination of employment with Company.

      (b) Customers. Executive hereby agrees that during Executive's employment hereunder and for a period of six (6) months thereafter, Executive will not, directly or indirectly, attempt to induce any customers or clients of the Company to terminate contracts or otherwise divert from the Company any business being conducted by such customers or clients with Company pursuant to such contracts; and, during Executive's employment and for six
      (6) months thereafter, Executive will not directly or indirectly solicit from, or otherwise agree to provide any competitive services or products to, any customer or client to which Company has provided any products or services during the twelve (12) months preceding the termination of Executive's employment, or any party whose identity or potential as a customer or client was confidential or learned by Executive during Executive's employment with the Company.

      (c) Employees. Executive hereby agrees that during Executive's employment hereunder and for a period of six (6) year thereafter, Executive will not
      (i) directly or indirectly recruit, solicit or otherwise induce or influence any other employee of the Company to discontinue such employment relationship with the Company, or (ii) employ, seek to employ or cause any other business to employ or seek to employ as an employee or independent contractor any person who is then (or was at any time within six (6) months prior to the date Executive or such other business employs or seeks to employ such person) employed by the Company.

      (d) Confidentiality. Executive acknowledges that as a result of his employment relationship with the Company, he has and will become acquainted with Confidential Information (as hereinafter defined) belonging to the Company. During the term of Executive's employment hereunder and for a period of five (5) years thereafter, Executive shall not, except as required by law, disclose to others or appropriate for his own use, whether directly or indirectly, any such Confidential Information. "Confidential Information" means information about the Company and its services and products which is not available to the general public and was or shall be learned by Executive in the course of his employment by the Company, including but not limited to: information relating to the Company's relations or contracts; the organization, employment policies, compensation and fringe benefit plans and personnel of the Company; any data, formulas, operating and training manuals, business plans, information, proprietary knowledge, trade secrets, customer lists, databases and analyses owned, developed and used in the course of the business of the Company; and all papers, resumes, records and other documents (and all copies thereof) containing such Confidential Information. Executive acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Company. For purposes of this Section 10, the term "Company" shall include any affiliate, division or subsidiary of Company. The provisions of this
      Section 10 shall survive the termination of this Agreement for any reason whatsoever.

      (e) Enforcement. If, at the time of enforcement of Sections 10, 16 and 17 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

      Additional Acknowledgements. Executive acknowledges that the provisions of
      Section 10 are in consideration of: (i) employment with Company, (ii) access to and permission to use Company's Confidential Information, (iii) the issuance of stock options and bonus plan units in the Company, and
      (iv) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restriction contained in Sections 10, 16 and 17 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive's ability to earn a living. In addition, Executive acknowledges (A) that the business of the Company or any subsidiaries will be international in scope and without geographical limitation, (B) notwithstanding the state of incorporation or principal office of the Company or any subsidiaries, or any of their respective Employees or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world and (C) as part of his responsibilities, Executive will be traveling around the world in furtherance of the Company's business and its relationships. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 10, 16 and 17 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonably and proper protection of the Confidential Information of the Company now existing or to be developed in the future.

      Executive expressly acknowledges and agrees that (i) each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area and (ii) nothing contained in Sections 10, 16 and 17 hereof shall eliminate, reduce or otherwise impair any obligation Executive might have to any prior the Company or business relation of Executive.

      10. EMPLOYEE'S INABILITY TO CONTRACT FOR COMPANY. Executive shall not have the right to make any contracts or commitments for or on behalf of the Company without first obtaining the express written consent of the Company.

      11. SICK LEAVE/PERSONAL BUSINESS. All requests for sick days and personal days off shall be made by Executive in accordance with the Company policies in effect with regards to client engagement.

      12. TERM/TERMINATION. Executive's employment with the Company shall be on an "at will" basis, meaning that either party hereto may terminate the Executive's employment with the Company at any time and for any reason; provided, that, the terminating party provides at least sixty (60) days advance written notice. Upon termination of Executive's employment hereunder for any reason whatsoever, all obligations of the Company hereunder shall cease upon such termination, except (a) its obligation to pay the base salary set forth in
Section 3 through the date of such termination prorated through the date of such termination, and (b) its obligations to provide the benefits set forth in
Section 6 through the date of such termination and to comply with any and all state and federal laws and regulations applying to such benefits. In addition to the foregoing, in the event of a termination of Executive's employment with the Company for any reason other than for Cause (as defined below) prior to June 17, 2003, in addition to the other obligations payable to Executive pursuant to the preceding sentence, Executive will be paid base salary through June 17, 2003. Thereafter, Executive shall be entitled to receive as severance hereunder his base salary for an additional sixty (60) days after Executive's termination date. For purposes hereof, the term "cause" shall mean: (i) the Executive's theft or falsification of any the Company's documents or records; (ii) the Executive's improper use or disclosure of a the Company's confidential or proprietary information; (iii) any action by the Executive which has a detrimental effect on the Company's reputation or business; (iv) the Executive's failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure within at least 45 days, such failure or inability; (v) any material breach by the Executive of any agreement between the Executive and the Company related to the Executive's employment with the Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Executive's conviction (including any plea of guilty or nolo contendere) of any felony or criminal act involving moral turpitude which impairs the Executive's ability to perform his or her duties with the Company.

      13. COMPLIANCE WITH COMPANY'S RULES. Executive agrees to comply with all of the rules and regulations of the Company.

      14. RETURN OF PROPERTY. Upon termination of this Agreement, the Executive shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Executive's possession or under the Executive's control that is the Company's property or related to the Company's business or contains the Company's Information. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by the Executive.

      15. INVENTIONS. Employee shall treat as for the sole benefit of the Company and promptly disclose and assign to the Company, without additional compensation therefore, all ideas, discoveries, designs, copyright or trademark materials, inventions and improvements, patentable or not, which, while Executive is so retained under this Agreement are made, conceived or reduced to practice by Executive, alone or with others, during or after usual work hours, either on or off the job, and which are related to the products, processes, projects or the business interests of the Company or which involve the use of the time, material or facilities of the Company. During his employment, Executive shall keep the Company informed of the development of all such ideas, discoveries, designs, copyright or trademark materials, inventions and improvements made, conceived or reduced to practice by Executive, in whole or in part, alone or with others, which either result from any work Executive may do for or at the request of the Company, or are related to the Company's present or contemplated activities, investigations or obligations. Executive agrees, at the expense of the Company, at any time during or within a reasonable time after the termination of this employment relationship, to sign all papers and do such other acts and things the Company deems necessary or desirable and may be reasonably required to protect the rights of the Company to such ideas, discoveries, designs, copyright or trademark materials, inventions and improvements. Consistent with Texas law and laws of other states, the Company hereby notifies Executive that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates to (i) the business of the Company or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

      16. TRADE SECRETS. Executive agrees that Executive will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company's relationships or agreements with significant vendors or customers or any other significant and material trade secret of the Company, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

      17. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

      Company:

      EpicEdge
      Richard Carter, CEO
      5508 Highway 290 West, Suite 300
      Austin, Texas 78735

      Executive:

      Robert A. Jensen
      5608 Van Winkle Lane
      Austin, Texas 78739-1692

      Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

      18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

      19. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

      20. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

      21. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

      22. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

      23. SUCCESSORS AND ASSIGNS. This agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Company, and their respective successors and assigns, except that Executive may not assign any rights without the prior written consent of the Company.

                            [SIGNATURE PAGE FOLLOWS]

       Company:
       EpicEdge

 By:  /s/ Richard Carter
      -------------------------
      Richard Carter, CEO


AGREED TO AND ACCEPTED.

      Executive:

 By:  /s/ Robert A. Jensen
      -------------------------
      Robert A. Jensen